                                                      EXHIBIT 99(a)


CONTACT:    Jon Senderling - EDS
            (972)605-6790
            jsenderling@cps.cio.eds.com


For release 3:05 p.m. CDT Thursday, April 24, 1997

EDS REVENUES INCREASE, NET INCOME DECLINES; COMPANY ESTIMATES
1997 EPS OF $2.30 TO $2.35

Business transformation initiative to reposition company for future growth
-------------------------------------------------------------------

PLANO, Texas -- EDS on April 24, 1997 reported that its operating revenues rose 6.7 percent in the first quarter of 1997 over year-ago levels but that net income declined 11 percent.

The global information services company said that it registered operating revenues of $3.592 billion for the quarter ended March 31, 1997, compared with $3.367 billion in the corresponding period last year, and recorded net income of $194.1 million, compared with $218.8 million in the first quarter of 1996. The company also said that first-quarter earnings per share declined 11 percent, from $0.45 cents in 1996 to $0.40 this year.

EDS reported that it signed $2.9 billion in new business in the first quarter. It was the third quarter in a row in which the company recorded strong new contract signings.

Despite the first-quarter earnings decline, EDS said that it believes it can achieve earnings for 1997 in the range of $2.30 to $2.35 per share, before a possible one-time charge later in the year.

EDS announced it is implementing an enterprise-wide business transformation initiative to reduce its costs, streamline its organizational structure and align its strategy, services and delivery with market opportunities.

EDS said the initiative, which was designed with the assistance of the company's management consulting subsidiary, A.T. Kearney, will set the stage for sustained growth going forward as well as enhance EDS' ability to reach its 1997 earnings target.

As a result of the transformation initiative, which is expected to extend into next year, the company expects to take a one-time charge, possibly as early as the second quarter of 1997. EDS anticipates that the cash savings that result from the initiative in 1997 will offset amounts paid for people-related charges.

"Obviously, I am not pleased with our earnings performance in the first quarter," said Les Alberthal, EDS chairman and CEO.
"However, we have designed an aggressive plan to improve our business, and we see reasons for optimism for the remainder of the year.

"The combination of growth in new contract signings and the undertaking of a major business transformation effort makes us confident in our ability to continue both our historically solid earnings performance and our position of industry leadership. We are committed to taking the actions necessary to produce results in line with the expectations of our stakeholders while at the same time continuing to provide the highest possible level of service to our thousands of customers around the globe."

EDS also said that it had completed an extensive reassessment of the "Year 2000" issue -- preparing computer systems for the new millenium -- and confirmed that it would be a "net positive" for EDS. The company said that although it does have some Year 2000 exposure among existing clients, it believes that such exposure will be more than offset by new business opportunities with both new and existing clients.

In the first quarter, EDS won substantial new business around the globe. Highlights included a 10-year agreement with the British Broadcasting Corporation and a four-year joint venture contract with the Italian Ministry of Education. In addition, EDS won a major 11-year contract with the U.S. Postal Service.

The statements in this news release that are not historical facts, including those regarding 1997 earnings estimates, EDS' business transformation initiative and related savings and one-time charges, Year 2000 exposure and the value of new contract signings, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, please see EDS' filings with the Securities and Exchange Commission. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EDS is a leader in the global information services industry. The company's approximately 100,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and relationships. EDS, which serves customers in 42 countries, reported revenues of $14.4 billion in 1996. The company is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange under the symbol EDS. EDS can be visited via the Internet at http://www.eds.com.

SUMMARY OF RESULTS OF OPERATIONS
(in millions except per-share amounts)

                                         First Quarter Ended
                                               March 31,
                                               --------
                                      1997              1996
                                     ------            ------
Systems and Other Contracts
 Revenues <F1>                     $  3,591.6       $   3,366.9

Costs and Expenses                    3,264.3           3,008.0
                                     --------          --------

Operating Income                        327.3             358.9

Interest Expense and Other, Net          24.0              17.0
                                     --------          --------

Income Before Income Taxes              303.3             341.9

Provision for Income Taxes              109.2             123.1
                                     --------          --------

Net Income                         $    194.1        $    218.8


Earnings Per Share <F2>              $  0.40            $  0.45


Cash Dividends Per Share             $  0.15            $  0.15


<F1>
(1) Revenues related to General Motors Corporation and its affiliates amounted to $1,019.0 million and $962.2 million for the first quarter ended March 31, 1997 and 1996, respectively.
<F2>
(2) On June 7, 1996, GM Class E common stock was exchanged for EDS common stock on a one-for-one basis. Earnings and cash dividends before June 7, 1996, are attributable to GM Class E common stock. Amounts computed as earnings attributable to GM Class E common stock are not materially different than amounts computed as earnings per share of EDS common stock.

                                  -3-


SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)

                                     March 31,         Dec. 31,
ASSETS                                 1997              1996
Current Assets
Cash and marketable securities     $  964.7          $  962.5
Accounts receivable                 3,267.3           3,513.0
Inventories                           144.6             141.6
Prepaids and other                    294.7             391.2
                                   --------          --------

Total Current Assets                4,671.3           5,008.3

Property and Equipment, Net         3,028.0           3,097.0

Operating and Other Assets          3,138.8           3,087.6
                                   --------          --------

Total Assets                    $  10,838.1       $  11,192.9
                                   --------          --------
                                   --------          --------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable               $     430.8        $     465.8
Accrued liabilities                1,679.4            1,843.6
Deferred revenue                     551.5              592.6
Income taxes                         121.6              127.5
Current portion of long-
  term debt                          123.5              133.3
                                  --------           --------


Total Current Liabilities          2,906.8            3,162.8

Deferred Income Taxes                517.4              429.4

Long-term Debt                     1,727.0            2,324.3

Redeemable Preferred Stock of
  Subsidiaries and
  Minority Interest                  792.7              493.3

Total Stockholders' Equity         4,894.2            4,783.1
                                  --------           --------

Total Liabilities
 and Stockholders' Equity      $  10,838.1        $  11,192.9
                                  --------           --------
                                  --------           --------
